UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

September 8, 2011

Date of Report (Date of earliest event reported)

RDA HOLDING CO.

(Exact name of registrant as specified in its charter)

Delaware	333-170143-07	37-1537045
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

750 Third Avenue New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(646) 293-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Heath Freeman, who has served as a director of RDA Holding Co. (the “Company”) and as a director of The Reader’s Digest Association, Inc. (“RDA”) since April 2011, informed the Company on September 8, 2011 of his intention to resign from each board of directors (“the Board”) effective immediately.  His decision to resign was not as a result of any disagreement with the Company, RDA or management.

On September 12, 2011, Thomas Williams agreed to resign as President and Chief Executive Officer of the Company and RDA effective as of September 12, 2011.  Mr. Williams also resigned as a director of the Company and RDA, effective the same date.  Under the terms of Mr. Williams’ Employment Agreement, dated as of July 20, 2011 (the “Employment Agreement”), as amended by a letter agreement entered into on September 12, 2011 (the “Letter Agreement”), as a result of the termination of his employment, Mr. Williams will receive, among other things, (i) a severance payment equal to $500,000, to be paid in equal installments during the period beginning on September 12, 2011 and ending on March 15, 2012; and (ii) reimbursement for attorney’s fees up to a maximum of $15,000, in lieu of certain other benefits he would have been entitled to receive under his Employment Agreement and in consideration for certain other modifications to the Employment Agreement. The foregoing summary of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated into this Item 5.02 by reference.

The Board of the Company has named Robert Guth, 48, to serve as President and Chief Executive Officer of the Company, effective September 12, 2011.  Mr. Guth has also been named as President and Chief Executive Officer of RDA, effective September 12, 2011.  Mr. Guth has served as a director of the Company and RDA since April 2011 and, as the new Chief Executive Officer of the Company, will continue to be a director.  As approved by the Board, Mr. Guth’s annual base salary is $1,200,000 and his annual performance incentive target is $400,000, pro-rated for the 2011 fiscal year.  Mr. Guth is also entitled to participate in the Company’s benefit plans and programs available to senior management.

Since 2009, Mr. Guth has served as a member of the board of directors and the Nominating and Governance Committee of nTelos Holdings, Corp., a regional wireless and wireline service provider.  Mr. Guth also currently serves as a member of the board of directors and Audit Committee of Integra Telecom, an integrated telecommunications service provider, and serves on the board of directors of Otelco, a telecommunications and local exchange carrier.  From 2006 to 2007, Mr. Guth held the position of President of the Business Markets Group of Level 3 Communications, an internet service provider.  From 2004 to 2006, Mr. Guth served as Chairman of the telecommunications company TelCove.  From 2002 to 2006, Mr. Guth held the position of President and

Chief Executive officer of TelCove, a position he assumed approximately four months after the company had filed for protection under Chapter 11.  In this role, Mr. Guth oversaw the restructuring of the company and its sale to Level 3 Communications in 2006.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Letter Agreement by and among The Reader’s Digest Association, Inc., RDA Holding Co. and Thomas Williams, dated September 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RDA Holding Co.

/s/ Andrea Newborn
	Name:	Andrea Newborn
	Title:	Senior Vice President, General Counsel and Secretary

Date: September 14, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement by and among The Reader’s Digest Association, Inc., RDA Holding Co. and Thomas Williams, dated September 12, 2011